Exhibit 10.25

SECOND AMENDMENT AGREEMENT

This Second Amendment Agreement (the “Amendment”) is made by and among MEDNAX SERVICES, INC. (the “Prior Employer”), KARL B. WAGNER (“Employee”), AMERICAN ANESTHESIOLOGY, INC. (“New Employer”), and MEDNAX, INC. (as to the obligations of MEDNAX, Inc. set forth in that certain Amendment Agreement made by and among Prior Employer, Employee and MEDNAX, Inc. effective as of 11:59 p.m. on December 31, 2008 (the “First Amendment Agreement”)).

WHEREAS, Employee and Prior Employer previously entered into that certain Employment Agreement, dated August 20, 2008, as amended by the First Amendment Agreement (the “Employment Agreement”) for Employee’s provision of services to Prior Employer;

WHEREAS, Employee served as Chief Financial Officer of Prior Employer and Mednax, Inc.;

WHEREAS, effective January 1, 2010 (“Effective Date”), Employee became President of New Employer and is no longer the Chief Financial Officer of Prior Employer or Mednax, Inc.; and

WHEREAS, Prior Employer, New Employer and Employee would like to amend the Employment Agreement to modify certain provision therein to account for the change in position of Employee and the assignment of the Employment Agreement from Prior Employer to New Employer.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, effective upon the Effective Date, the parties agree as follows:

1. Pursuant to Section 12 of the Employment Agreement, Prior Employer hereby assigns to New Employer and New Employer hereby accepts assignment of all of Prior Employer’s right, title and interest in, to and under the Employment Agreement and New Employer hereby assumes all Prior Employer’s obligations under the Employment Agreement. All references to “Employer” in the Employment Agreement shall mean New Employer.

2. The text of the second paragraph of Section 1.1, Employment and Term, of the Employment Agreement, which was added to the Employment Agreement pursuant to the First Amendment, shall be deleted in its entirety and replaced with the following:

All references in this Agreement to Employer shall mean American Anesthesiology, Inc.

3. The text of Section 1.2, Duties of Employee, shall be deleted in its entirety and replaced with the following:

1.2. Duties of Employee. During the Employment Period, Employee shall serve as President of Employer and perform such duties as are customary to the position Employee holds or as may be assigned to Employee from time to time by the Chief Executive Officer or President of Mednax, Inc., a Florida corporation and parent corporation of Employer (“Employee’s Supervisor”); provided, that such duties as assigned shall be customary to Employee’s role as an executive officer of Employer and Mednax, Inc. (“Mednax”). Employee’s employment shall be full-time and as such Employee agrees to devote substantially all of Employee’s attention and professional time to the business and affairs of Employer. During the Employment Period, Employer shall promote the proficiency of Employee by, among other things, providing Employee with Confidential Information, specialized professional development programs, and information regarding the organization, administration and operation of Employer and Mednax. During the Employment Period, Employee agrees that Employee will not, without the prior written consent of Employer and Mednax (which consent shall not be unreasonably withheld), serve as a director on a corporate board of directors or in any other similar capacity for any institution other than Employer or Mednax. Employee may continue to serve as director on any corporate board of directors on which he services as of the Effective Date, and he may continue to serve in any other similar capacity in which he serves as of the Effective Date for any institution. During the Employment Period, it shall not be a violation of this Agreement to (i) serve on civic or charitable boards or committees, or (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, so long as such activities do not interfere with the performance of Employee’s responsibilities as an employee of Employer and Executive Officer of Mednax in accordance with this Agreement, including the restrictions of Section 8 hereof.

4. The text of Section 3.2, Employee Benefits, shall be deleted in its entirety and replaced with the following:

3.2 Employee Benefits. During the Employment Period, Employee shall be entitled to participate in such health, welfare, disability, stock purchase, retirement savings and other fringe benefit plans and programs as may be established and maintained by Employer or Mednax Services, Inc. (“MSI”) from time to time to the extent that such plans and programs are applicable to other similarly situated employees of Employer and subject to the terms and conditions of such plans and programs.

5. The reference to “Mednax Services, Inc.” in Section 11, Notices, of the Employment Agreement shall be amended to read “American Anesthesiology, Inc.”

6. The parties acknowledge and agree that the change in position of Employee as contemplated by this Second Amendment does not constitute “Good Reason” as such term is defined in the Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment on February 24, 2010.

EMPLOYER:		EMPLOYEE:

AMERICAN ANESTHESIOLOGY, INC.

By:	/s/ Michael B. Fernandez	/s/ Karl B. Wagner
Michael B. Fernandez		Karl B. Wagner
Chairman, Compensation Committee
MEDNAX, Inc.

MEDNAX SERVICES, INC.

By:	/s/ Michael B. Fernandez
Michael B. Fernandez
Chairman, Compensation Committee
MEDNAX, Inc.

MEDNAX, INC. (as to the obligations of MEDNAX, Inc. set forth in the First Amendment Agreement)

By:	/s/ Michael B. Fernandez
Michael B. Fernandez
Chairman, Compensation Committee
MEDNAX, Inc.